Exhibit 23.2
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in Registration Statement No. 333-142278 on Form S-3 and Registration Statement No. 333-142271 on Form S-8 of DCP Midstream Partners, LP of our report dated June 29, 2007, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the preparation of the combined financial statements of the East Texas Midstream Business from the separate records maintained by DCP Midstream, LLC) relating to the combined financial statements of the East Texas Midstream Business as of December 31, 2006 and 2005 and for the three years in the period ended December 31, 2006 appearing in this Current Report on Form 8-K under the Securities and Exchange Act of 1934.
/s/ Deloitte & Touche LLP

Denver, Colorado
June 29, 2007